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                                                                     Exhibit 4.5



               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                 SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                       OF
                                   CD&L, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)


                  The undersigned, Mark Carlesimo, Vice President of CD&L, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"), does hereby certify that, pursuant to authority vested in the Board of Directors of the Company (the "Board") by Article Fourth of the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the following resolution was adopted as of April 13, 2004 by the Board of Directors of the Company pursuant to Section 151 of the Delaware General Corporation Law:

                  "RESOLVED that, pursuant to authority vested in the Board of Directors of the Company by Article Fourth of the Certificate of Incorporation of the Company, out of the total authorized number of 2,000,000 shares of Company preferred stock, par value $.001 per share ("Preferred Stock"), there shall be designated a series of 392,157 shares which shall be issued in and constitute a single series to be known as "Series A Convertible Redeemable Preferred Stock" (hereinafter called the "Series A Preferred Stock"). The shares of Series A Preferred Stock shall have the voting powers, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof (in addition to the voting powers, designations, preferences and other rights, and the qualifications, limitations and restrictions set forth in the Certificate of Incorporation which are applicable to Preferred Stock generally) set forth below:

                  Section 1.        Designation and Amount; Ranking.

                  (a) This series of Preferred Stock shall be designated as the "Series A Convertible Redeemable Preferred Stock" of the Company, and the authorized number of shares constituting such series shall be 392,157, par value $.001 per share. The price and the liquidation preference of shares of Series A Preferred Stock shall be the Liquidation Preference.

                  (b) The shares of Series A Preferred Stock shall rank senior to shares of Junior Securities of the Company as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Company.

                  Section 2.        Dividends.

                  Dividends on the Series A Preferred Stock shall be declared and paid from time to time as determined by the Company's Board out of funds legally available therefor. The Company shall not declare, pay or set aside any dividends or distributions (other than dividends payable solely in shares of Common Stock) ("Dividends" or "Dividend", as applicable) on shares of Junior Securities, unless the holders of Series A Preferred Stock first receive, or simultaneously receive, a Dividend on each outstanding share of Series A Preferred Stock equal to the product of (i) the per share Dividend to be declared, paid or set aside for the Junior Securities, multiplied by (ii) the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible immediately prior to the record date set by the Company with respect to such Dividends. All Dividends paid with respect to shares of Series A Preferred Stock shall be paid pro rata to the holders entitled thereto.


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                  Section 3.        Change in Control.

                  (a) In the event of a Change in Control of the Company, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders (after payment or provision for payment of all debts and liabilities of the Company), before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, for each share of Series A Preferred Stock, an amount equal to the Issue Price plus any and all accrued but unpaid dividends upon the Series A Preferred Stock, if any (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting the shares of Series A Preferred Stock) pursuant to
Section 4(b)) (the "Liquidation Preference").

                  (b) If, upon such Change in Control of the Company, the assets to be distributed are insufficient to permit the payment in full to the holders of the Series A Preferred Stock of all amounts distributable to them under Section 3(a) hereof, then the entire assets of the Company available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under Section 3(a).

                  (c)      After payment has been made in full pursuant to
Section 3(a) above, the remaining assets available for distribution (after payment or provision for payment of all debts and liabilities of the Company) shall be distributed among the holders of the Junior Securities according to their respective rights and preferences.

                  (d) Distributions Other than Cash. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value as follows:

                  (i) if such property is traded on a securities exchange or through the Nasdaq National Market and if no restrictions exist with respect to the transferability thereof, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty
                           (30) calendar day period ending three (3) calendar days prior to, but not including, the effective date of the Change in Control;

                  (ii) if such property is actively (as determined in good faith by the Board) traded over-the-counter but not on the Nasdaq National Market and if no restrictions exist with respect to the transferability thereof, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) calendar day period ending three
                           (3) calendar days prior to, but not including, the closing; and


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                  (iii)    if Subsections 3(e)(i) and 3(e)(ii) do not apply, the
                           value shall be the fair market value thereof, as determined in good faith by the Board.

                  (e) The Company shall give each holder of Series A Preferred Stock written notice of any Change in Control not later than ten (10) days prior to any meeting of stockholders to approve such Change in Control or, if no meeting is to be held, not later than twenty (20) calendar days prior to the date of such Change in Control.

                  Section 4. Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert; Conversion Price. Each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time and from time to time after the date of issuance of such share, at the office of the Company or any transfer agent for the Series A Preferred Stock, into such number of fully paid and non-assessable shares of the Common Stock (excluding fractional shares which shall be rounded to the nearest full share) as is determined by dividing the Issue Price by the Series A Conversion Price in effect at the time of conversion. The "Series A Conversion Price" for purposes of calculating the number of shares of the Common Stock deliverable upon conversion without the payment of any additional consideration by the holder of Series A Preferred Stock shall initially be equal to $1.02. Such initial Series A Conversion Price shall be subject to adjustment, in order to adjust the number of shares of the Common Stock into which Series A Preferred Stock is convertible, as hereinafter provided. In the event of a redemption of any shares of Series A Preferred Stock pursuant to Section 8 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the first full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a Change in Control of the Company, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on a Change in Control to the holders of Series A Preferred Stock, unless the Liquidation Preference is not paid upon such date, in which case the Conversion Rights for such shares shall continue until such Liquidation Preference is paid in full. At the time of conversion and upon receipt of the stock certificates surrendered for conversion, the Company shall pay in cash to the holder thereof an amount equal to all accrued but unpaid dividends upon the Series A Preferred Stock, if any, to the date of conversion, without interest.

                  (b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of the Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed or with stock powers attached, at the office of the Company or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for whole shares of the Common Stock to be issued and the date of such


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conversion (the "Conversion Date") which shall be a Business Day. The Company shall, within ten (10) Business Days, issue and deliver at such office to such holder of Series A Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of whole shares of the Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the Person or Persons entitled to receive the whole shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such whole number of shares of Common Stock on such date. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 4(b) exceeds the number of shares converted, the Company shall upon such conversion, execute and deliver to the holder thereof at the expense of the Company, a new certificate for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date and the Person or Persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. The Company shall pay any and all issue and transfer taxes that may be payable in respect of the issuance and delivery of whole shares of the Common Stock upon conversion of the Series A Preferred Stock.

                  (c) Termination of Rights upon Conversion. All shares of Series A Preferred Stock converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote and to further accrue dividends shall immediately cease and terminate upon such conversion (except only the right of the holders thereof to receive shares of the Common Stock in exchange therefor pursuant to the terms hereof).

                  (d) Adjustments to Conversion Price for Dilutive Issuances. The Series A Conversion Price shall be subject to adjustment as follows:

                           (i) In case the Company shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series A Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Series A Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to subparagraph (ii) below by reason thereof.

                           (ii) In case the Company distributes to holders of Junior Securities shares of capital stock, then lawful and adequate provision shall be made so that each holder of a share of Series A Preferred Stock shall thereafter, upon conversion, have the right to receive an equal amount of capital stock as if the Series A Preferred Stock had been converted at that time.


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                  Section 5.        Voting Rights of Series A Preferred Stock.

                  (a) Except as otherwise required by law, as set forth in any agreement between the Company and the holders of the Series A Preferred Stock, or as provided in this Certificate of Designations, each holder of shares of Series A Preferred Stock shall have no voting rights. So long as at least 196,079 shares of Series A Preferred Stock (a majority of the initially issued shares of Series A Preferred Stock) are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Company is required by applicable law or the Certificate of Incorporation and in addition to any other vote that may be required by applicable law, without the prior written approval of the holders of a majority of the then outstanding Series A Preferred Stock, given in person or by proxy, either in writing or at a meeting called for that purpose, the Company will not alter or modify any of the terms, designations, powers, preferences, privileges or other rights of, or restrictions provided for the benefit of holders of Series A Preferred Stock.

                  (b) So long as at least 196,079 shares of Series A Preferred Stock (a majority of the initially issued shares of Series A Preferred Stock) are outstanding, the holders of the Series A Preferred Stock, voting as a separate class, shall have the right to elect two members of the Board (the "Series A Directors"). The rights of the holders of the Series A Preferred Stock to elect the Series A Directors shall terminate on the first date on which less than 196,079 shares (a majority of the initially issued shares of Series A Preferred Stock) of Series A Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares). At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of at least a majority in interest of the then outstanding shares of Series A Preferred Stock shall constitute a quorum of the Series A Preferred Stock for the election of the Series A Directors; provided that such election shall occur at a duly convened meeting of the stockholders or otherwise in accordance with the by-laws of the Company. A vacancy in any directorship elected by the holders of the Series A Preferred Stock shall be filled only by vote or written consent of a majority in interest of the holders of the Series A Preferred Stock. The term of office of the Series A Directors shall terminate on the earlier to occur of (i) the date three (3) months subsequent to the termination of such rights, or (ii) the annual meeting of stockholders of the Company immediately following the termination of such rights.

                  (c) With respect to the voting rights of the holders of the Series A Preferred Stock pursuant to this Section 5, each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock with respect to each matter referred to above.

                  Section 6.        Notices of Record Date.  In the event:

                  (a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any Dividend, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;


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                  (b) of any capital reorganization of the Company, any
reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company;

                  (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

                  (d) of any other act or transaction requiring the approval of holders of the Series A Preferred Stock pursuant to Section 5 above,

then, and in each such case, the Company will deliver or cause to be delivered to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such Dividend or right, and the amount and character of such Dividend or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, act or transaction is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up or other action. Such notice shall be mailed at least fifteen (15) days prior to the record date (in the case of the events described in Subsection 6(a)) or effective date (in the case of the events described in Subsections 6(b), 6(c) and 6(d)).

                  Section 7. Common Stock Reserved. The Company shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

                  Section 8. Redemption. The shares of Series A Preferred Stock shall be redeemable as follows:

                  (a) Subject to the Company's legal ability to effect a redemption under the applicable law, at any time on or after the initial issuance date, the Company may elect to redeem all or any portion of the outstanding shares of Series A Preferred Stock by paying for each share the Issue Price.

                  (b) Notice of the election to redeem shall be mailed, not less than thirty (30) days prior to the specified redemption date, to each holder of Series A Preferred Stock which is to be redeemed, at such holder's address as it appears on the books of the Company. The notice shall specify the date of redemption and the amount payable per share.

                  (c) The holders of shares of Series A Preferred Stock which have been called for redemption shall not have any rights as stockholders on and after the specified redemption date, regardless of whether they have surrendered their share certificates and received payment, except the right to receive the redemption price (as described in paragraph (a) above), without interest, upon surrender of their share certificates, provided that on or before the specified redemption date the Company has deposited the funds necessary for redemption with a bank or trust company with irrevocable instructions and authority to pay the redemption price to the stockholders upon surrender of the appropriate share certificates.


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                  Section 9.        Reacquired Shares. Any shares of Series A
Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Company in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof, and shall not be reissued as shares of Series A Preferred Stock. Such shares shall be restored to the status of authorized but unissued shares of Preferred Stock and the Company from time to time shall take such action as may be necessary to reduce accordingly the number of authorized shares of Series A Preferred Stock.

                  Section 10. No Impairment. The Company will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all time in good faith assist in the carrying out of all the provisions of this Certificate of Designations, Preferences and Rights and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series A Preferred Stock against impairment.

                  Section 11. No Waiver. Except as otherwise modified or provided for herein, the holders of Series A Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law.

                  Section 12. Amendment; Waiver. Any term of the Series A Preferred Stock may be amended or waived (including the adjustment provisions included in Section 4(d) hereof) upon the written consent of the Company and the holders of at least a majority of the Series A Preferred Stock then outstanding; provided, however that the number of shares of Common Stock issuable upon exercise of Conversion Rights hereunder and the Conversion Price may not be amended, and the right to convert the Series A Preferred Stock may not be altered or waived, without the written consent of the holders of all of the Series A Preferred Stock then outstanding, except as provided in Section 4(d) hereof.

                  Section 13. Remedies Cumulative. No failure or delay on the part of the holders of the Series A Preferred Stock in the exercise of any power, right or privilege under this Certificate of Designation shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Certificate of Designation are cumulative to and not exclusive of any rights or remedies otherwise available.


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                  Section 14.       Certain Definitions.

                  As used in this Certificate of Designations, Preferences and Rights of Series A Convertible Redeemable Preferred Stock (this "Certificate of Designations"), the following terms have the respective meanings set forth below:

                  "Board" shall have the meaning set forth in the first paragraph of this Certificate of Designation.

                  "Business Day" shall mean any day except Saturday, Sunday and any day which in New York shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

                  "Certificate of Incorporation" shall have the meaning set forth in the first paragraph of this Certificate of Designation.

                  "Change in Control" shall be deemed to have occurred if any of the following events occur:

                  (a) the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the shares of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

                  (b) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than to a subsidiary or affiliate; or

                  (c) an approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

                  (d) any action pursuant to which any person (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934), corporation or other entity (other than the Lenders (as defined in the Amended Loan Agreement) and any person who owns more than ten percent (10%) of the outstanding Common Stock on the date hereof, the Company or any benefit plan sponsored by the Company or any of its subsidiaries) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of shares of capital stock entitled to vote generally for the election of directors of the Company ("Voting Securities") representing fifty-one (51%) percent or more of the combined voting power of the Company's then outstanding Voting Securities (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities), unless, prior to such person so becoming such beneficial owner, the Company's Board of Directors shall determine that such person so becoming such beneficial owner shall not constitute a Change in Control; or



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                  (e) the individuals (A) who, as of the date hereof (including the nominees of the holders of the Company's Series A Convertible Redeemable Preferred Stock), constitute the Board of Directors (the "Original Directors") and (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two thirds of the Original Directors then still in office (such directors being called "Additional Original Directors") and (C) who thereafter are elected to the Board and whose election or nomination for election to the Board was approved by a vote of at least two thirds of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board.

                   "Common Stock" means the common stock, par value $.001 per share of the Company, including the stock into which the Series A Preferred Stock is convertible, and any capital stock of any class of the Company hereafter authorized that shall not be entitled to a fixed sum in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

                  "Company" shall have the meaning set forth in the first paragraph of this Certificate of Designation.

                  "Dividends" shall have the meaning set forth in Section 2 of this Certificate of Designation.

                  "Issue Price" means $10.20 per share.

                  "Junior Securities" means (i) the Common Stock and (ii) all classes and series of stock of the Company now or hereafter authorized, issued or outstanding which by their terms do not expressly provide that they are senior to, or on parity with, the Series A Preferred Stock with respect to dividends or liquidation.

                  "Person" or "Persons" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereto.

                  "Preferred Stock" shall have the meaning set forth in the resolution set forth in the preamble of this Certificate of Designation."



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                  IN WITNESS WHEREOF, the undersigned has executed this
Certificate of Designations this 13th day of April, 2004.


                                             CD&L, INC.


                                             By:
                                                --------------------------------
                                                Name:   Mark Carlesimo
                                                Title:  Vice-President

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